Exhibit 99.1

GREEN BRICK PARTNERS, INC. REPORTS RECORD FIRST QUARTER RESULTS
Basic EPS of $0.22 and Pre-Tax EPS of $0.29, up 69.2% and 38.1%;
Pre-Tax Income of $14.5 million, up 44.6%;
Revenue of $128.3 million, up 29.1%;
Backlog of $226.5 million, up 56.0%

PLANO, Texas, May 7, 2018 — Green Brick Partners, Inc. (NASDAQ: GRBK) (“we,” “Green Brick” or the “Company”) today reported results for its first quarter ended March 31, 2018.

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Basic net income attributable to Green Brick per common share (“EPS”) for the three months ended March 31, 2018 was $0.22, an increase of 69.2%, compared to $0.13 for the three months ended March 31, 2017. Basic adjusted net income attributable to Green Brick per common share (“Adjusted EPS”) for the three months ended March 31, 2018 was $0.29, an increase of 38.1%, compared to $0.21 for the three months ended March 31, 2017. See “Reconciliation of Non-GAAP Financial Measures.”

•
For the three months ended March 31, 2018, pre-tax income attributable to Green Brick was $14.5 million, an increase of 44.6%, compared to $10.1 million for the three months ended March 31, 2017; gross profit was $27.1 million, an increase of 27.5%, compared to $21.3 million for the three months ended March 31, 2017; and total revenue was $128.3 million, an increase of 29.1%, compared to $99.3 million for the three months ended March 31, 2017.

•
Revenue from the sale of residential units for the three months ended March 31, 2018 was $120.4 million, an increase of 28.9%, compared to $93.4 million for the three months ended March 31, 2017. Revenue from the sale of land and lots for the three months ended March 31, 2018 was $7.9 million, an increase of 33.0%, compared to $5.9 million for the three months ended March 31, 2017.

•
The dollar value of backlog units as of March 31, 2018 was $226.5 million, an increase of 56.0% compared to March 31, 2017. The average sales price of homes in backlog decreased $12,252, or 2.5%, to $474,876 for the three months ended March 31, 2018, compared to $487,128 for the three months ended March 31, 2017.

•	Homes under construction increased 21.6% to 760 as of March 31, 2018, compared to 625 as of March 31, 2017.

“In the first quarter, we are pleased that we significantly improved key performance measures of our homebuilders, including pre-tax income attributable to Green Brick which increased 44.6% to $14.5 million from $10.1 million, backlog which increased 56.0% to a record high of $226.5 million, net new home orders which increased 51.2% to 434, and homebuilding gross margin which increased 50 basis points to 21.5% from 21.0%” said Jim Brickman, CEO of Green Brick Partners.

“Between our recent acquisition of a controlling interest in Port Saint Lucie, Florida-based homebuilder GHO Homes, our superior lot position, and continued strong sales in Dallas, Atlanta, and Colorado Springs, we expect our key operating metrics and earnings momentum to continue. Additionally, we are very pleased that JPMorgan joined our unsecured lending facility this quarter. I want to thank everyone at Green Brick Partners and our Team BuildersTM for the dedication and hard work that made Q1 2018 a record opening quarter in our history.”

Earnings Conference Call:
We will host our earnings conference call to discuss our first quarter ended March 31, 2018 at 12:00 p.m. Eastern Time on Tuesday, May 8, 2018. The call can be accessed by dialing 800-374-0137 for domestic participants or 904-685-8013 for international participants. Participants should reference conference ID code 8169209. A replay of the call will be available from approximately 3:30 p.m. Eastern Time on May 8, 2018 through 11:59 p.m. Eastern Time on May 15, 2018. To access the replay, the domestic dial-in number is 855-859-2056, the international dial-in number is 404-537-3406 and the conference ID code is 8169209.

Reconciliation of Non-GAAP Financial Measures:
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

GREEN BRICK PARTNERS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Sale of residential units	$120,366	$93,397
Sale of land and lots	7,899	5,940
Total revenues	128,265	99,337
Cost of residential units	94,509	73,761
Cost of land and lots	6,626	4,290
Total cost of sales	101,135	78,051
Total gross profit	27,130	21,286
Salary expense	6,938	5,435
Selling, general and administrative expense	5,825	4,278
Operating profit	14,367	11,573
Equity in income of unconsolidated entity	1,536	—
Other income, net	708	542
Income before taxes	16,611	12,115
Income tax provision	3,372	3,889
Net income	13,239	8,226
Less: Net income attributable to noncontrolling interests	2,036	2,029
Net income attributable to Green Brick Partners, Inc.	$11,203	$6,197

Net income attributable to Green Brick Partners, Inc. per common share:
Basic	$0.22	$0.13
Diluted	$0.22	$0.13
Weighted average common shares used in the calculation of net income attributable to Green Brick Partners, Inc. per common share:
Basic	50,577	48,958
Diluted	50,718	49,017

GREEN BRICK PARTNERS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended March 31,		Increase (Decrease)
New Homes Delivered and Home Sales Revenue	2018	2017	Change	%
New homes delivered	267	226	41	18.1%
Home sales revenue ($ in thousands)	$120,366	$93,397	$26,969	28.9%
Average sales price of homes delivered	$450,809	$413,261	$37,548	9.1%

	Three Months Ended March 31,		Increase (Decrease)
Land and Lots Sales Revenue	2018	2017	Change	%
Lots sold	48	47	1	2.1%
Lots sales revenue ($ in thousands)	$6,749	$5,940	$809	13.6%
Average sales price of lots sold	$140,604	$126,383	$14,221	11.3%
Land sales revenue ($ in thousands)	$1,150	$—	$1,150	—%

	Three Months Ended March 31,		Increase (Decrease)
New Home Orders and Backlog	2018	2017	Change	%
Net new home orders	434	287	147	51.2%
Average selling communities	55	51	4	7.8%
Selling communities at end of period	54	52	2	3.8%
Backlog ($ in thousands)	$226,516	$145,164	$81,352	56.0%
Backlog (units)	477	298	179	60.1%
Average sales price of backlog	$474,876	$487,128	$(12,252)	(2.5)%

The following table presents the non-GAAP measure of adjusted EPS for the three months ended March 31, 2018 and March 31, 2017 and reconciles these amounts to net income attributable to Green Brick as reported and prepared in accordance with GAAP. Adjusted EPS for the three months ended March 31, 2018 and March 31, 2017 represents pre-tax income for the period presented divided by the weighted average number of common shares outstanding for the three months ended March 31, 2018 and March 31, 2017, respectively. Pre-tax income represents net income attributable to Green Brick for the period, excluding the provision for income taxes attributable to Green Brick.

(Unaudited, in thousands, except per share amounts):	Three Months Ended March 31,
	2018	2017
Net income attributable to Green Brick	$11,203	$6,197
Income tax provision attributable to Green Brick	3,335	3,855
Pre-tax income attributable to Green Brick	$14,538	$10,052

Weighted-average number of shares outstanding —basic	50,577	48,958
Basic adjusted EPS	$0.29	$0.21

Weighted-average number of shares outstanding —diluted	50,718	49,017
Diluted adjusted EPS	$0.29	$0.21

The following table represents the non-GAAP measure of adjusted homebuilding gross margin for the three months ended March 31, 2018 and March 31, 2017 and reconciles these amounts to homebuilding gross margin, the most directly comparable GAAP measure.

(Unaudited, in thousands):	Three Months Ended March 31,
	2018	2017
Homebuilding gross margin	$25,857	$19,636
Add back: Capitalized interest charged to cost of sales	759	605
Adjusted homebuilding gross margin	$26,616	$20,241

About Green Brick Partners, Inc.:
Green Brick Partners, Inc. (NASDAQ: GRBK) is a diversified homebuilding and land development company. The Company acquires and develops land, provides land and construction financing to its controlled builders and participates in the profits of its controlled builders. Green Brick owns a controlling interest in four homebuilders in Dallas, Texas (CB JENI Homes, Normandy Homes (a division of CB JENI Homes), Southgate Homes, and Centre Living Homes), as well as a homebuilder in Atlanta, Georgia (The Providence Group) and a homebuilder in Port St. Lucie, Florida (GHO Homes). Green Brick also owns a noncontrolling interest in Challenger Homes in Colorado Springs, Colorado. The Company is engaged in all aspects of the homebuilding process, including land acquisition and development, entitlements, design, construction, marketing and sales and the creation of brand images at our residential neighborhoods and master planned communities. For more information about Green Brick Partners Inc.'s homebuilding partners, please visit https://greenbrickpartners.com/team-builders/.

Forward-Looking and Cautionary Statements:
Any statements in this press release about Green Brick’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “outlook,” “strategy,” “positioned,” “intends,” “plans,” “believes,” “projects,” “estimates” and similar expressions, as well as statements in the future tense. These statements are based on assumptions that Green Brick has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Accordingly, all such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: general economic conditions, seasonality, cyclicality and competition in the homebuilding industry; demand for real estate investments in the geographic markets in which we operate; significant inflation or deflation; labor and raw material shortages; the failure to recruit, retain and develop highly skilled and competent employees; an inability to acquire land suitable for residential homebuilding at reasonable prices; an inability to develop and sell communities successfully or within expected timeframes; risks related to regulatory approvals and government regulation; the interpretation of or changes to tax, labor and environmental laws and regulations; volatility of mortgage interest rates; the unavailability of mortgage financing; the occurrence of severe weather or natural disasters; risks related to future growth through strategic investments, joint ventures, partnerships and/or acquisitions; risks related to holding noncontrolling interests in strategic investments, joint ventures, partnerships and/or acquisitions; the inability to obtain suitable bonding for the development of housing projects; difficulty in obtaining sufficient capital; the occurrence of a major health and safety incident; poor relations with the residents of our communities; information technology failures and data security breaches; product liability claims, litigation and warranty claims; our debt and related service obligations; required accounting changes; inability to maintain effective internal control over financial reporting; and other risks and uncertainties inherent in our business. Additional factors that could cause actual results to differ from those anticipated are discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by Green Brick, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this press release, and Green Brick undertakes no obligation to update any forward-looking statement to reflect events or circumstances after such date.

Contact: Richard A. Costello
Chief Financial Officer
(469) 573-6755